Exhibit 99.1
MUELLER INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
Years Ended December 31, 2011, December 25, 2010, and December 26, 2009

(In thousands)	2011	2010	2009

Consolidated net income	$87,086	$87,535	$5,337

Other comprehensive income (loss), net of tax:
Foreign currency translation	232	(215)	13,306
Net change with respect to derivative instruments and hedging activities, net of tax of $559, $(191), and $(1,978)	(988)	376	6,049
Net actuarial loss on pension and postretirement obligations, net of tax of $4,786, $1,631, and $2,138	(10,378)	(402)	(5,655)
Other, net	(81)	61	289

Total other comprehensive (loss) income	(11,215)	(180)	13,989

Consolidated comprehensive income	75,871	87,355	19,326
Comprehensive income attributable to noncontrolling interest	(1,913)	(2,127)	(2,642)

Comprehensive income attributable to Mueller Industries, Inc.	$73,958	$85,228	$16,684